CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND
            RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
                               OF
                     GLOBAL LIFE SCIENCES, INC.

Global Life Sciences, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, and pursuant to the General Corporation Law of the State of Nevada, pursuant to the unanimous written consent of the Board of Directors of the Company, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, $.001 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof of three hundred thousand (300,000) shares of Series A Preferred Stock of the Company, as follows:

    WHEREAS, the Articles of Incorporation of the Company authorizes a class of Preferred Stock comprising 5,000,000 shares issuable from time to time in one or more series; and

    WHEREAS, the Board of Directors of the Company is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including, but not limited to, the dividend rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them; and

    WHEREAS, the Company heretofore has not issued or designated any series of Preferred Stock, and it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to fix the rights, privileges, preferences, restrictions and other matters relating to Series A Convertible Preferred Stock and the number of shares constituting such series;

    NOW, THEREFORE, be it resolved, the Board of Directors hereby does provide for the issues of a series of Preferred Stock consisting of 300,000 shares designated as "Series A Convertible Preferred Stock," and does hereby fix the rights, privileges, preferences and restrictions and other matters relating to the Series A Convertible Preferred Stock (the "Preferred A Shares") as follows:

(1)     Dividends.
        ----------

        (a) Dividends. Subject to a declaration thereof by the Company's Board of Directors, each holder (a "Holder" and, collectively, the "Holders") of the Preferred A Shares shall be entitled to a dividend (individually, a "Dividend"; collectively,

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the "Dividends") at a rate determined by the Company's Board of
Directors on a pari passu basis with the holders of Common Shares and other classes of preferred shares of the Company, except for those holders of any class of preferred shares which have a preference with respect to the right to receive dividends.

    (b) General Payment Provisions. All Dividends, if, when, and as declared, by the Company with respect to any Preferred A Share shall be made in lawful money of the United States of America by depositing with the United States Postal Service, within 15 days of the date of declaration by the Company's Board of directors of such Dividend a company check, made payable to the Holder, to such address as such Holder may from time to time designated by written notice to the Company in accordance with the provisions of this Certificate of Designations of Rights, Privileges, Preferences and Restrictions (the "Certificate of Designations").

(2)	Conversion of Preferred A Shares.  Preferred A Shares
shall be convertible into shares of the Company's common stock, no par value per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

    (a)     Certain Defined Terms.  For purposes of this
Certificate of Designations, the following terms shall have the following meanings:

         (i) "Business Day" means any day in which the stock markets of the United States are open for business.

         (ii) "Issuance Date" means the date the first of the Preferred A Shares has been issued or sold.

         (iii)   "Mandatory Conversion Date" means, with
respect to any Preferred A Share, the date which is two (2) years after the Issuance Date.

         (iv)    "Person" means an individual, a limited
liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

    (b) Holder's Conversion Right; Mandatory Conversion. Subject to the provisions of Section 2(d), below, at any time or times on or after the Issuance Date, any Holder of Preferred A Shares shall be entitled to convert any whole number of Preferred A Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d), at the Conversion Ratio (as defined below). If any Preferred A Shares remain outstanding on the Mandatory Conversion Date, then, subject to Section 2(d), below, such Preferred A Shares shall be converted at the Conversion Ratio as of such date in accordance with Section 2(c), below. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred A Share by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.


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    (c)     Conversion Ratio.  The number of shares of Common
Stock issuable upon conversion of each Preferred A Share pursuant to Section 2(b) shall be one (1), subject to subject to adjustment from time to time as provided in Section 2(f), below.

    (d)     Mechanics of Conversion.  The conversion of
Preferred A Shares shall be conducted in the following manner:

         (i) Holder's Delivery Requirements. To convert Preferred A Shares into shares of Common Stock on any date (the "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Pacific Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) surrender to a nationally recognized overnight delivery service carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred A Shares being converted or an indemnification undertaking, with respect to such shares, in the case of their loss, theft, or destruction (in either case, hereinafter the "Preferred Stock Certificates").

         (ii)    Company's Response.  Upon receipt by the
Company of a copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Company of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, the Company shall, on the next Business Day following the date of receipt (or the second Business Day following the date of receipt if received after 11:00 a.m. Pacific Time), issue and surrender to a nationally recognized overnight delivery service for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred A Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred A Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred A Shares not converted.

         (iii)   Dispute Resolution.  In the case of a
dispute as to the determination of the arithmetic calculation of the Conversion Ratio, the Company shall issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the arithmetic calculation of the Conversion Ratio within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Ratio to an independent, reputable investment bank or accountant selected by the affected Holders and approved by the Company. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error and the Company shall be liable and responsible for paying such investment bank or accountant fees and expenses.


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         (iv)    Record Holder.  The person or persons
entitled to receive the shares of Common Stock issuable upon a conversion of Preferred A Shares shall be treated for all purposes as the record holder or holders of such shares of Common
Stock as of the Conversion Date.

         (v)     Pro Rata Conversion.  Subject to the
relevant provisions, if any, of the General Corporation Law of the State of Nevada in the event the Company receives a Conversion Notice from more than one Holder of Preferred A Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred A Shares, the Company shall convert from each Holder of Preferred A Shares electing to have Preferred A Shares converted at such time a pro rata amount of such Holder's Preferred A Shares submitted for conversion based on the number of Preferred A Shares submitted for conversion on such date by such Holder relative to the number of Preferred A Shares submitted for conversion on such date.

         (vi) Mechanics of Mandatory Conversion. Subject to Section 2(b), above, on the Mandatory Conversion Date, all Holders of Preferred A Shares shall surrender all Preferred A Shares to the Company and all Preferred A Shares shall be converted as of such date as if the Holders of such Preferred A Shares had given the Conversion Notice for all such Preferred A Shares on the Mandatory Conversion Date.

    (e) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred A Shares.

    (f)     Adjustments to Conversion Ratio.  The Conversion
Ratio will be subject to adjustment from time to time as provided in this Section 2(f).

         (i)     Adjustment of Conversion Ratio upon
Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately adjusted. If the Company at any time combines (by combination, reverse stock split, or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately adjusted.

         (ii) Notice. Immediately upon any adjustment of the Conversion Ratio, the Company will give written notice thereof to each Holder of Preferred A Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(3)	Reservation of Shares.  The Company shall, at all
times so long as any of the Preferred A Shares are outstanding, reserve and keep available out of its authorized and unissued
Common Stock, solely for the purpose of effecting the conversion


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of the Preferred A Shares, such number of shares (the "Reserved
Amount") of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred A Shares then outstanding. The initial number of shares of Common Stock reserved for conversions of the Preferred A Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Preferred A Shares based on the number of Preferred A Shares held by each Holder at the time of issuance of the Preferred A Shares or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred A Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person who ceases to hold any Preferred A Shares shall be allocated to the remaining Holders of Preferred A Shares, pro rata based on the number of Preferred A Shares then held by such Holders.

(4)	Voting Rights.  Each Preferred A Share shall have
voting rights equivalent to ten (10) times the number of shares of Common Stock into which each such Preferred A Share shall convert as of the record date of any such vote in respect of any matter on which the shares of Common Stock are then eligible or entitled to vote, whether voting as a separate class or voting in conjunction with any other class of securities of the Company, unless otherwise expressly required by law or provided in this Certificate of Designations. All Preferred A Shares shall also vote as a class as required by law and as expressly provided in this Certificate of Designations. If no record date shall have been declared, then the date on which the Preferred A Shares shall be deemed eligible or entitled to vote shall be a date relevant to the date utilized by the Company in respect of any such vote or consent by the Common Stock, determined in a manner equitable to the holders of the Preferred A Shares such that the voting rights provided herein shall not be diminished.

(5)	Liquidation, Dissolution, Winding-Up.  In the event of
any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Preferred A Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred A Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred A Share equal to $.10 and any accrued but unpaid Dividends (such sum being referred to as the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders of Preferred A Shares, then each Holder of Preferred A Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution, or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution, or winding up of the Company. No Holder of Preferred A Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution, or winding up of the Company other than the amounts provided for herein; provided that a Holder of Preferred A Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

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(6)	Preferred Rank.  All shares of Common Stock shall be
of junior rank to all Preferred A Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred A Shares. Without the prior express written consent of the Holders of not less than sixty-eight percent (68%) of the then outstanding Preferred A Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred A Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Company. Without the prior express written consent of the Holders of not less than sixty-eight percent (68%) of the then outstanding Preferred A Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws or enter into any agreement containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the Holders of the Preferred A Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred A Shares shall maintain their relative powers, Determinations, and preferences provided for herein and no merger shall result inconsistent therewith; provided that such proscription may be waived by the prior express written consent of the Holders of not less than sixty-eight percent (68%) of the then outstanding Preferred A Shares.

(7)	Restriction on Cash Dividends.  Until all of the
Preferred A Shares have been converted as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the Holders of not less than sixty-eight percent (68%) of the then outstanding Preferred A Shares.

(8)	Vote to Change the Terms of Preferred A Shares.  The
affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than sixty-eight percent (68%) of the then-outstanding Preferred A Shares, shall be required for any change to this Certificate of Designations or the Company's Articles of Incorporation that would amend, alter, change, or repeal any of the powers, Determinations, preferences, and rights of the Preferred A Shares.

(9)	Lost or Stolen Certificates.  Upon receipt by the
Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing the Preferred A Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred A Shares into Common Stock.

(10)	Remedies, Characterizations, Other Obligations,
Breaches, and Injunctive Relief.  The remedies provided in this


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Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder of Preferred A Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(11)	Specific Shall Not Limit General; Construction.  No
specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(12)	Failure or Indulgence Not Waiver.  No failure or delay
on the part of a Holder of Preferred A Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


                       [Signature Page Follows]




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   IN WITNESS WHEREOF, the Company has caused this Certificate of
Designations, Preferences and Rights to be signed by Michael E.
Marshall, its President, as of the 15th day of October, 2004.


GLOBAL LIFE SCIENCES, INC.

By: /S/Michael E. Marshall
    -------------------------------
    Michael E. Marshall, President



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                             EXHIBIT I

                           CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights (the "Certificate of Designations") of Global Life Sciences, Inc. (the "Company"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $.001 par value per share (the "Preferred A Shares"), of the Company indicated below into shares of Common Stock, $.001 par value per share (the "Common Stock"), of the Company, by tendering the certificate(s) representing the share(s) of Preferred A Shares specified below as of the date specified below.

Date of Conversion: __________________________________________________

Number of Preferred A Shares to be converted: ________________________

Stock certificate no(s). of Preferred A Shares to be converted: ______

Please confirm the following information:

Conversion Ratio: _____________________________________________________
Number of shares of Common Stock to be issued:

   Please issue the Common Stock into which the Preferred A Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: _____________________________________________________________

Facsimile Number: _____________________________________________________

Authorization: ________________________________________________________

                 By: __________________________________________________

                 Title: _______________________________________________

Dated: ______________________

Account Number:
(if electronic book entry transfer): __________________________________

Transaction Code Number:
(if electronic book entry transfer): __________________________________


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